LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118

http://www.libertystargold.com/

July 19, 2005	OTC BB: LBTS
NR 20

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR ADDS 261 MINING CLAIMS COVERING ABOUT 65 SQUARE MILES TO THE BIG CHUNK PROJECT; NUMEROUS ANOMALIES ARE IDENTIFIED AND NAMED; IP AND DRILLING PROGRESSES

Tucson, Arizona – July 19, 2005 –Liberty Star Gold Corp (the “Company”), (symbol: LBTS.OB) is pleased to announce it has acquired an additional 261 Alaska State mining claims covering approximately 65 square miles at the Big Chunk Project. These claims are located in four blocks and based on computerized analysis of geochemical samples taken during the 2004 field season, we believe cover significant molybdenum-copper geochemical anomalies . These anomalies are significantand are being further tested by ongoing IP (Induced Polarization) electrical ground surveys along the geochemical sample lines. IP data is still being compiled but at this time there have been 9.5 linear miles of responsive IP over five different geochemical anomalies. Management considers these five IP anomalies to represent separate mineral centers in most cases separated by miles. The IP response appears to be characteristic of disseminated sulphide response found over known porphyry systems. At this time approximately 45 linear miles of IP have been run at a rate of about one mile per day. IP-geochem anomalies will be sequentially tested by scout drill holes. Drilling is progressing and we are now on drill hole #7. The various anomalies have been defined as 15 sub-block areas like the White Sox block and these blocks have been given names for clarity in reporting.

Liberty Star from inception has carefully planned exploration to thoroughly search the entire Big Chunk caldera and our property block. We have used a sequence of traditional and cutting edge exploration techniques. The first step was the concept followed by careful research, regional geology, space imagery, geomorphology and land research. Land acquisition was done to cover identified geologic mega features followed immediately by a large detailed low-level draped air magnetic survey. The field season in 2004 consisted primarily of taking geochemical samples and as much IP geophysics as could be contracted (only one month) because there is little if any exposed premineral rock– it is all covered by glacial till. Computer techniques were emphasized starting in the field using Pocket PCs coupled with GPS to locate and record numerous field data on each sample. All data was transferred daily to our master computers and thoroughly analysed over the winter months using a variety of computer programs. This attention to building a firm foundation of information is now paying off.

Twenty-one strong, multi-element geochemical anomalies have been identified. In essentially all cases these are multielement anomalies including molybdenum, copper, lead, zinc, gold and mercury and are variously related to aeromagnetic anomalies visible on the Company’s extremely detailed low level draped aeromagnetic survey completed during the winter months of 2004. These geochemical anomalies have characteristics that are typical of porphyry copper-gold-molybdenum systems. As a result the Company has expanded its property base to be sure that all the anomalies are covered, as described above. Liberty Star now has a total of 1,242 Alaska State mining claims covering about 302 square miles. IP surveying continues apace at about one mile per day average progress. The IP program is planned for 100 linear miles but we are currently somewhat ahead of schedule so it may be possible that our target amount will be exceeded.

Drill holes have been and will continue to target these superimposed geochemical and geophysical anomalies. Drilling to date has been of a scouting nature to test the anomalies and this testing will continue. Sulphide mineralization including small amounts of copper sulphides along with porphyry style alteration has been encountered in the initial three holes. Core from these holes has been sawed in half along the axis of the core and sampled at no greater than 10-foot intervals. Assays are pending and will be reported after their receipt and interpretation.

In order to make future news releases clear and for management and accounting purposes, the Big Chunk property block has been divided into 22 sub-project blocks of various sizes. Only 15 blocks cover currently identified anomalies.

Because some of the anomalies are relatively close together some of the blocks have more than one anomaly. Only one block has more than two –the exception being White Sox that has four. Only the blocks that have identified anomalies will be named at present. Blocks may be subdivided and given additional names as more information is developed. Should anomalies be identified on unnamed blocks these blocks will be given names and reported. At an appropriate time, maps will be developed showing these blocks and made available on the Company website and in paper copy for shareholders and interested parties requesting such maps. While this appears complex, please bear with us. This is an extremely large project and we are identifying numerous anomalies, which may represent separate mineral systems, as expected. We want to be sure we can communicate important developments clearly and concisely for each without confusion.

On his discovery of what is now known as the Pebble deposit Phil St George named the area and the mining claims the Pebble Beach because of the similarity of the terrain to a golf course. We will follow that example by naming the sub-project exploration blocks for famous golf courses around the world – with the exception of the White Sox named for the biting insect so numerous there and our newly claimed block called North East of Pebble (NEOP) which reflects its position about nine miles north east of the Pebble deposit. Starting at the southwest edge of the Big Chunk claim block and progressing in a counter clockwise direction to the southeast edge of the Big Chunk claim block the newly named project blocks are (golf course locations in brackets):

1.	St Andrews (Scotland) West and East Anomalies
2.	Pumpkin Ridge (Oregon, USA)
3.	Riviera (LA, California, USA) West and East Anomalies
4.	Desert Highlands (Arizona, USA)
5.	Augusta (Georgia, USA)
6.	Black Diamond (Florida, USA)
7.	Bel Air (California, USA) West and East Anomalies
8.	Cypress Point (California, USA) West and East Anomalies
9.	Baltusrol (New Jersey, USA)
10.	Point Grey (Whistler British Columbia, Canada)
11.	Troon (Scotland)
12.	White Sox (named for the biting insect) Southeast, Southcenter, Southwest and Northwest Anomalies
13.	Pine Valley (New Jersey, USA)
14.	North East of Pebble (NEOP - named for its location nine miles northeast of the Pebble deposit)
15.	Silver Leaf (Arizona, USA)

We will be using these names in the future to report progress on these specific sub-project areas.

This number of sub-project/target areas reflects what the Company has anticipated and worked toward. We are very pleased with progress indicated by this news release and hope you will keep this information handy in interpreting future progress reports.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The Company currently holds 1,242 mineral claims, spanning 302 square miles centered 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic- intrusive feature thought to be the source of mineralization in the area. Our claims are owned 100% by the Company and are not subject to royalty.

Forward Looking Statements: This press release contains “forward-looking statements”, including forward-looking statements as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this press release include statements regarding:

(a) our belief that there are five IP anomalies in our newly staked property which represent separate mineral centers;

(b) the geochemical anomalies we identified have characteristics that are typical of porphyry copper-gold-molybdenum systems;

(c) maps will be developed showing these blocks and made available; and

(d) our IP program is planned for 100 linear miles.

It is important to note that the Company’s actual outcomes may differ materially from those contained in the forward-looking statements contained in this press release. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those such beliefs, plans, expectations or intentions will prove to be accurate. Risk factors include our management coming to conclusions or assumptions that are not justified, our inability to gather or process data as expected, and the strong possibility that no commercial quantities of mineralization will be discovered. Readers should refer to the risk disclosures outlined in the Company’s registration statement filed on May 18, 2005 and the Company’s other periodic reports filed from time-to-time with the Securities and Exchange Commission.